Exhibit 10.1

RETENTION AND CONSULTING AGREEMENT

THIS RETENTION AND CONSULTING AGREEMENT (this “Agreement”) is made as of September 12, 2005 by and between Briggs & Stratton Corporation, a Wisconsin corporation having its principal business office at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222 (the “Company”), and Mark R. Hazeltine (“Mr. Hazeltine”).

WHEREAS Mr. Hazeltine is a key employee in the Company’s sales organization who has detailed knowledge of the Company’s customers and their requirements for outdoor power equipment, and

WHEREAS the Company desires to ensure that Mr. Hazeltine continues to work full-time for the Company until his retirement at age 65 and that thereafter he provides consulting services to the Company for up to two years with reasonable provisions relating to noncompetition,

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

1.  Stay Bonus.  The Company will pay Mr. Hazeltine $150,000 on the date of his retirement from the Company and $100,000 on the first anniversary of the date of his retirement in the event that Mr. Hazeltine continues to be employed full-time by the Company until he reaches the retirement age of 65.  If prior to his retirement Mr. Hazeltine dies or becomes disabled as defined in the Company’s benefit plans or the Company terminates his employment without cause, the foregoing payments will be made to Mr. Hazeltine or his estate on January 1, 2008 and January 1, 2009.

2.  Health Benefits.  The Company will pay the cost of providing health care coverage for Mr. Hazeltine’s spouse under the Company’s current or successor health care plans until she reaches the age of 65 in the event that Mr. Hazeltine continues to be employed full-time by the Company until he reaches the retirement age of 65, or in the event that prior to retirement Mr. Hazeltine dies or becomes disabled as defined in the Company’s benefit plans or the Company terminates his employment without cause.

3.  Post-Retirement Consulting Services.  Mr. Hazeltine will provide consulting services to the Company for up to 24 months after his retirement from the Company for a fee of $16,667 per month.  Such services shall be provided in connection with the following activities, when and as requested by the Company’s Vice President – Sales & Marketing:

(a)                      Provide advice to management relating to the Company’s current and future business relationships with original equipment manufacturers and retailers of outdoor power equipment worldwide.

(b)                     Provide advice to management relating to implementation and optimization of the Company’s strategic plan and pricing strategy as they affect original equipment manufacturers and retailers of outdoor power equipment worldwide.

(c)                      Assist management in training employees of the Company who are engaged in the sales and marketing functions.

(d)                     At management’s request, communicate with designated customers of the Company and provide other services as assigned.

The parties anticipate Mr. Hazeltine will spend approximately 20-30 hours per week providing the foregoing consulting services and agree the Company will reimburse Mr. Hazeltine for reasonable travel and living expenses related to performing such services.  Mr. Hazeltine will submit invoices to the Company monthly stating the specific dates on which he incurred such expenses with appropriate documentation of the amount of such expenses.

The foregoing consulting services and monthly fee shall terminate after the first 12 months of the consulting relationship between Mr. Hazeltine and the Company, unless they mutually agree by the end of the 9th month of the first year of the relationship to continue it for the second 12-month period.

Standard of Performance.  Mr. Hazeltine shall perform his consulting services hereunder in compliance with applicable law and with the same degree of skill and care he observed in working as an employee of the Company.  All such services shall reflect his best professional knowledge, skill and judgment.

4.  Information Rights and Non-Disclosure.  The Company shall have full and unrestricted rights to use and publish any information provided by Mr. Hazeltine in performing services under this Agreement.  Except with the prior written approval of an authorized representative of the Company, Mr. Hazeltine will not, either during the term of this Agreement or thereafter, publish, disclose or otherwise make known any information concerning the Company, its business plans, or its relationships with customers which Mr. Hazeltine becomes aware of in the course of his work under this Agreement.

5.  Records.  Mr. Hazeltine will keep such written records and make such reports concerning his consulting services as may be requested by the Company.  Mr. Hazeltine will deliver to the Company, at its request, all such records, together with any written material which may have been furnished to him by the Company in connection with this Agreement, and thereafter he will make no further use or utilization of any such material and information without the prior written consent of the Company.

6.  Other Obligations.  Mr. Hazeltine agrees that in performing consulting services under this Agreement he will comply with all applicable Company policies concerning business practices.  Mr. Hazeltine further agrees that (i) until 90 days after the end of the initial 12 months of the consulting relationship (if the relationship terminates after 12 months), or (ii) until the end of the full 24 month period of the consulting relationship (if the relationship continues for 24 months), he will not accept employment with, provide services to, or otherwise engage in any work or business activity for any company that is a competitor or direct or indirect customer of the Company insofar as such employment, service, work or business may involve or be closely related to the consulting services provided by Mr. Hazeltine under this Agreement, or where any third party which competes with the Company in the field of such consulting services might be benefited by the services rendered or information gained by Mr. Hazeltine under this Agreement.

7.  Contractor Status.  In furnishing consulting services pursuant to this Agreement after his retirement, Mr. Hazeltine will at all times be acting as an independent contractor.  The methods and means of performance of all tasks assigned to Mr. Hazeltine under this Agreement will be entirely at his discretion.  Mr. Hazeltine will not by reason of his post-retirement consulting services hereunder be considered an employee of the Company or be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans, including without limitation Company employee insurance, pension, savings and stock bonus plans.

8.  Termination.  This Agreement may be terminated by mutual agreement of the parties in writing or unilaterally by one party if the other party materially breaches any of its obligations under this Agreement, provided that the obligations of Mr. Hazeltine under Sections 4, 5 and 6 above shall survive and not be affected by any termination of this Agreement.  Upon termination, Mr. Hazeltine will be paid for consulting services rendered and reimbursable expenses incurred up to the date of such termination and not thereafter.  Payment upon termination will be accepted by Mr. Hazeltine in full satisfaction of all claims and demands against the Company in connection with this Agreement.

9.  Complete Agreement.  This Agreement is the entire and only agreement between the parties with respect to the subject matter, except for the provisions of Mr. Hazeltine’s two employment agreements with the Company.  All post-retirement consulting services performed by Mr. Hazeltine for the Company shall be subject to the provisions of this Agreement.  All prior and collateral understandings, agreements and promises with respect thereto are merged herein.  This Agreement may not be modified, waived, or extended unless in writing signed by the party sought to be bound thereby.

10.  Dispute Resolution.  (i) Any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement, including without limitation any claims of breach, termination or invalidity thereof, (ii) any matter subject to arbitration under any provision of this Agreement, and (iii) any other matter which the parties agree to submit to arbitration shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Such arbitration proceedings shall be held in Milwaukee, Wisconsin.

Notwithstanding the foregoing, the Company at all times shall have the right to bring an action to enforce the covenants and seek the remedies set forth in Sections 4, 5 and 6 of this Agreement through the courts as it deems necessary or desirable in order to protect its proprietary and other confidential information or to prevent the occurrence of any event which the Company believes will cause it to suffer immediate and irreparable harm or damage.  The parties agree that any such action may be brought in a state or federal court located within Milwaukee, Wisconsin.  The parties waive any and all objections to jurisdiction or venue.

In the event that Mr. Hazeltine or the Company is required to bring an arbitration proceeding or any legal action to enforce the terms of this Agreement, the prevailing party shall, in addition to any other remedies available to it, be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

11.  Applicable Law.  This Agreement shall be governed by the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Company and the Mr. Hazeltine have signed this Agreement as of the date first above written.

MARK R. HAZELTINE	BRIGGS & STRATTON CORPORATION

/s/ Mark R. Hazeltine	By	/s/ John S. Shiely
John S. Shiely
Chairman, President & CEO